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                                                          Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                                 Three Months Ended
                                                    March 31
                                               ------------------
                                                 1996      1995
EARNINGS:                                       ------    ------
Primary:
Net income, as reported                       $128,821   110,596
PSOP preferred dividends
 declared (net of taxes)                        (2,165)   (2,146)
Premium on preferred shares redeemed              (208)        -
                                               -------   -------
   Net income, as adjusted                    $126,448   108,450
                                               =======   =======

Fully diluted:
Net income, as reported                       $128,821   110,596
Dividends on monthly income preferred
 securities (net of taxes)                       2,018         -
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock            (758)     (874)
Premium on preferred shares redeemed              (208)        -
                                               -------   -------
   Net income, as adjusted                    $129,873   109,722
                                               =======   =======

SHARES:
Primary:
Weighted average number of common shares
 outstanding, per consolidated
 financial statements                           83,977    84,264
Additional dilutive effect of outstanding stock
  options (based on treasury stock method using
  average market price)                          1,173       927
                                               -------   -------
   Weighted average, as adjusted                85,150    85,191
                                               =======   =======

Fully diluted:
Weighted average number of common shares
 outstanding, per consolidated
 financial statements                           83,977    84,264
Additional dilutive effect of:
Assumed conversion of PSOP preferred stock       3,990     4,045
Assumed conversion of monthly income
 preferred securities                            3,509         -
Outstanding stock options (based on treasury
 stock method using market price at end of
 period)                                         1,120     1,012
                                               -------   -------
   Weighted average, as adjusted                92,596    89,321
                                               =======   =======
EARNINGS PER COMMON SHARE:
 Primary                                         $1.49      1.27
 Fully diluted                                   $1.40      1.23